Exhibit 21.1

Subsidiaries of Porter Bancorp, Inc.

Direct Subsidiary	Jurisdiction of Organization	Does Business As
PBI Bank	Kentucky	PBI Bank
Asencia Statutory Trust I	Connecticut	Asencia Statutory Trust I
Porter Statutory Trust II	Connecticut	Porter Statutory Trust II
Porter Statutory Trust III	Connecticut	Porter Statutory Trust III
Porter Statutory Trust IV	Connecticut	Porter Statutory Trust IV

Indirect Subsidiary	Jurisdiction of Organization	Does Business As	Parent Entity
PBI Title Services, LLC	Kentucky	PBI Title Services, LLC	PBI Bank
Durham-Mudd Insurance Agency, Inc.	Kentucky	Durham-Mudd Insurance Agency, Inc.	PBI Bank